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EXHIBIT 7. SELECTED RATIOS' CALCULATION                   INDEX     DEC-2002      DEC-2003    DEC-2004   DEC-2005      DEC-2006
                                                                                          (IN PS MILLION )
Net Interest Income                                         (1)       684,511    1,057,305   1,217,365   2,049,810    1,767,503
Total Interest Earning Assets                               (2)     9,214,486   11,466,269  13,905,061  25,244,735   28,532,355
Total Average Assets                                        (3)    11,181,361   13,800,781  15,971,743  28,711,558   32,437,287
Total Average Shareholders' Equity                          (4)     1,030,459    1,507,480   1,800,275   3,006,580    3,392,142
Operating Expenses                                          (5)       755,801      850,768     912,421   1,654,805    1,871,000
Net Income                                                  (6)       210,380      469,384     578,678     946,881      749,529
Total Assets                                                (7)    12,599,582   15,176,129  17,479,129  30,803,517   34,488,696
Net Operating, Income                                       (8)     1,100,938    1,572,630   1,791,818   3,012,087    2,906,597
Total Shareholders' Equity                                  (9)     1,284,348    1,689,379   2,090,723   3,377,290    3,646,612
Loans                                                       (10)    6,197,315    8,029,668  10,035,239  18,626,252   24,645,574
Non-Performing Loans                                        (11)      109,659       76,182      88,451    275,864      334,488
Allowance for Loans and Accrued Interest Losses             (12)      347,398      392,433     438,981     714,537      845,827
Loans Classified as "C", "D" y "E"                          (13)      601,997      396,098     386,882     629,040      626,255
Technical Capital                                           (14)    1,038,322    1,427,881   1,779,022   2,563,303    3,414,312
Risk Weighted Assets included Market Risk                   (15)    8,943,342   10,916,521  13,240,657  23,457,768   30,885,195

SELECTED RATIOS:
COLOMBIAN GAAP:
PROFITABILITY RATIOS:
Net Interest Margin                                       (1)/(2)        7.43%        9.22%       8.75%       8.12%        6.19%
Return on Average Total Assets                            (6)/(3)        1.88%        3.40%       3.62%       3.30%        2.31%
Return on Average Shareholders' Equity                    (6)/(4)       20.42%       31.14%      32.14%      31.49%       22.10%

EFFICIENCY RATIO:

Operating Expenses as a Percentage of Interest, Fees
Services and Other Operating Income                       (5)/(8)       68.65%       54.10%      50.92%      54.94%       64.37%
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EXHIBIT 7. SELECTED RATIOS' CALCULATION                   INDEX    DEC-2002      DEC-2003    DEC-2004   DEC-2005      DEC-2006
CAPITAL RATIOS:
Period-end Shareholders' Equity as a Percentage of
Period-end Total Assets                                  (9)/(7)        10.19%       11.13%      11.96%      10.96%       10.57%
Period-end Regulatory Capital as a Percentage of
Period-end Risk-Weighted Assets                         (14)/(15)       11.61%       13.08%      13.44%      10.93%       11.05%

CREDIT QUALITY DATA:
Non-Performing Loans as a Percentage of Total Loans     (11)/(10)        1.77%        0.95%       0.88%       1.48%        1.36%
"C", "D" and "E" Loans as a Percentage of Total Loans   (13)/(10)        9.71%        4.93%       3.86%       3.38%        2.54%
Allowance for Loan and Accrued Interest Losses as a
Percentage of Non-Performing Loans                      (12)/(11)      316.80%      515.13%     496.30%     259.02%      252.87%
Allowance for Loan and Accrued Interest Losses as a
Percentage of "C", "D" and "E" Loans                    (12)/(13)       57.71%       99.07%     113.47%     113.59%      135.06%
Allowance for Loan and Accrued Interest Losses as a
Percentage of Total Loans                               (12)/(10)        5.61%        4.89%       4.37%       3.84%        3.43%
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